CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated December 27, 2012 on Dreyfus Global Absolute Return Fund, Dreyfus Global Dynamic Bond Fund, Dreyfus Global Real Return Fund, Dreyfus Total Emerging Markets Fund and Global Alpha Fund for the fiscal year ended October 31, 2012 and October 29, 2012 on Dreyfus Opportunistic Midcap Value Fund, Dreyfus Strategic Value Fund and Dreyfus Structured Midcap Fund for the fiscal year ended August 31, 2012 which are incorporated by reference in this Registration Statement (Form N-1A  No. 33-51061 and 811-7123) of Advantage Funds, Inc.

                                                                                                /s/ERNST & YOUNG LLP

New York, New York

June 24, 2013